EXHIBIT 10.156
REINSURANCE AGREEMENT
by and between
LIBERTY MUTUAL INSURANCE COMPANY, a Massachusetts stock insurance company (the “Liberty Mutual” or the “assuming company”), and GOLDEN EAGLE INSURANCE CORPORATION, a California stock insurance company (“Golden Eagle” or the “ceding company”). For purposes of this Agreement, “policy” means any policy or contract of insurance, including any binder or renewal certificate issued by an insurance company in the course of its business and not terminated.
In consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:
1. EFFECTIVE DATE
     This Agreement is effective as of 12:01 A.M., Boston time, January 1, 2004 (the “Effective Date”) and shall remain in force unless modified by mutual agreement or terminated as provided herein.
2. CESSIONS AND ACCEPTANCES
     2.1. Golden Eagle cedes to Liberty Mutual and Liberty Mutual accepts 100% of Golden Eagle’s risks under all policies directly written by Golden Eagle during the term of this Agreement which are classified in the National Association of Insurance Commissioners (“NAIC”) form of annual statement as Workers’ Compensation.
     2.2. Golden Eagle cedes to Liberty Mutual, and Liberty Mutual accepts 100% of Golden Eagle’s “Agents’ balances or uncollected premiums” attributable to the risks accepted.
3. OBLIGATIONS OF ACCEPTING COMPANY
     3.1. Liberty Mutual shall reimburse Golden Eagle for 100% of the losses, expenses, assessments, taxes and dividends attributable to the risks accepted and shall maintain reserves for 100% of Golden Eagle’s liabilities attributable to the risks accepted.
     3.2. The cessions and acceptances agreed to in this Agreement take effect with respect to each risk insured under policies in force on or after the Effective Date.
     3.3. In addition, the cessions and acceptances agreed to in this Agreement are applicable to the residual liabilities of Golden Eagle under all policies directly written by Golden Eagle and in effect before the Effective Date which are classified in the National Association of Insurance Commissioners (“NAIC”) form of annual statement as Workers’ Compensation. Liberty Mutual shall extend its obligations to the end that it shall maintain reserves for its 100% quota share of Golden Eagle’s residual liabilities attributable to risks accepted before the Effective Date. Liberty Mutual shall reimburse Golden Eagle for its 100% quota share of payments made in discharging such liabilities. As used in this Agreement, “residual liabilities”

include losses, loss adjustment expenses, unearned premiums and any other assets and liabilities attributable to the risks accepted under this Agreement.
4. TERMINATION
     This Agreement may be terminated by (i) either party giving the other at least 120 days advance written notice of such party’s intent to terminate on a prospective basis or (ii) otherwise by mutual agreement. Liberty Mutual shall remain liable hereunder with respect to all cessions in force on the effective date of termination.
5. REINSURANCE PREMIUM
     Golden Eagle shall pay Liberty Mutual a reinsurance premium equal to 100% of Golden Eagle’s premiums attributable to the risks reinsured.
6. ACCOUNTS; DISBURSEMENTS; OFFSET
     The net amount owed by each company to the other under this Agreement shall be determined no less frequently than on a quarterly basis; and such amount shall be paid on presentation of invoice covering settlement within 45 days after the close of the accounting period to which the determination applies. Advances may be made as needed to comply with statutory requirements. Reports of premiums and losses, and payment of losses, shall be provided no less frequently than on a quarterly basis. Quarterly reports shall consist of premiums, losses, dividends, taxes and other expenses in such detail as to enable each party to comply with statutory accounting practices. Each party shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums, losses, expenses, assessments, taxes, dividends or otherwise, due from such party to the other party under this Agreement or under any other agreement heretofore or hereafter entered into by and between them, and may offset the same against any balance or balances due to the former party from the latter party under the same or any other agreement between them. Further, Liberty Mutual may withhold funds due to Golden Eagle with interest credited at a rate equivalent to the comparable investment portfolio rate for investment of new funds of Liberty Mutual plus twenty basis points.
7. OTHER REINSURANCE
     7.1. Each party to this Agreement has the right to obtain additional reinsurance (“Other Reinsurance”), whether treaty or facultative, on the risks covered under this Agreement. All Other Reinsurance obtained by Golden Eagle shall apply before this Agreement, and the collectible proceeds from such Other Reinsurance shall inure to the benefit of this Agreement. The obligations of Liberty Mutual under this Agreement shall apply without regard to any amounts of Other Reinsurance which are determined to be uncollectible.
     7.2. Any party which is unable to obtain credit for Other Reinsurance on its statutory financial statements shall bear its own penalty for such Other Reinsurance, notwithstanding the cessions and acceptances agreed to in this Agreement.

8. ACCESS TO RECORDS
     Each company, by its designated representatives, shall have free access at any reasonable time to all records of the other company which pertain to the reinsurance provided under this Agreement.
9. SUBROGATION
     9.1. Golden Eagle hereby agrees to enforce such subrogation rights as it may obtain by virtue of payments made under its policies, but in case it shall refuse or neglect to do so, Liberty Mutual is hereby authorized and empowered to bring any appropriate action to enforce such rights.
     9.2. All subrogation recoveries, other recoveries, salvage or payments made subsequent to the settlement of losses hereunder shall be applied as if made before such settlement and all necessary adjustments to that end shall be made as soon as practicable.
     9.3. Each company shall have the right, before the happening of an occurrence, to waive its right of subrogation.
10. INSOLVENCY
     In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of the ceding company, the portion of any risk or obligation assumed by the assuming company under this Agreement shall be payable by the assuming company to the conservator, liquidator or statutory successor on the basis of claims allowed against the insolvent ceding company by any court of competent jurisdiction or by any conservator, liquidator or statutory successor of the ceding company having authority to allow such claims, without diminution because of that insolvency or because the conservator, liquidator or statutory successor has failed to pay all or a portion of any claims. Payment by the assuming company as set forth in this section shall be made directly to the ceding company or to its conservator, liquidator or statutory successor, except: where the policy specifically provides another payee of such reinsurance in the event of the insolvency of the ceding company. The conservator, liquidator or statutory successor of the ceding company shall give the assuming company written notice of the pendency of a claim against the ceding company indicating the policy reinsured, within a reasonable time after such claim is filed. The assuming company may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the ceding company or its conservator, liquidator or statutory successor. The expense thus incurred by the assuming company shall be payable subject to court approval out of the estate of the insolvent ceding company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the ceding company in conservation or liquidation, solely as a result of the defense undertaken by the assuming company.
11. ARBITRATION

     As a condition precedent to any right of action hereunder, any dispute arising out of this Agreement shall be submitted to a board of arbitration composed of three arbiters, one arbiter to be appointed by each of the parties and the third to be appointed by agreement of the two previously appointed. The board shall meet in Boston, Massachusetts, unless otherwise agreed. The claimant shall submit its initial brief within 20 days after the appointment of the last arbiter. The respondent shall submit its brief within 20 days after receipt of the claimant’s brief. The claimant may submit a reply brief within 10 days after receipt of the respondent’s brief. The board shall issue its decision following a hearing in which evidence may be introduced without following strict rules of evidence but in which cross examination and rebuttal shall be allowed. The board shall make its decision having regard for the custom and usage of the property-casualty insurance and reinsurance business and within 60 days after the end of the hearing, unless the parties agree otherwise. A decision by a majority of the board shall be final and binding upon the parties. The board shall not authorize any punitive, exemplary or consequential damages between the parties. Judgment may be entered upon the decision of the board in any court of competent jurisdiction. Each party shall bear the expenses of its own arbiter and its own legal and expert fees and expenses, and both parties shall share equally in any other expenses of the arbitration proceedings.
12. ERRORS AND OMISSIONS
     Any inadvertent error or omission shall not be held to relieve any party hereto from any liability which would attach to it hereunder if such error or omission had not been made. Any such error or omission shall be rectified as soon as may be reasonably practicable after discovery.
13. REINSURANCE FOLLOWS ORIGINAL POLICIES
     It is the intention of the parties that the assuming company shall follow the fortunes of the ceding company’s policies in every respect; and the assuming company’s reinsurance under this Agreement shall be subject to the same terms, rates, conditions, waivers, modifications, alterations and cancellations as the ceding company’s policies.
14. CURRENCY
     All transactions under this Agreement shall be made in United States dollars.

15. TERRITORY
     The reinsurance provided under this Agreement shall be coextensive with the territory of the policies reinsured hereunder.
16. UNAUTHORIZED REINSURANCE
     16.1. Notwithstanding any other provision of this Agreement to the contrary, if a pool member becomes unauthorized in any State or Commonwealth of the United States of America or the District of Columbia or any other jurisdiction where authorization is required by insurance regulatory authorities in order for the other parties hereto to obtain credit on their statutory annual statements for the reinsurance being provided hereunder, such pool member will establish such escrow accounts, trust accounts for the benefit of the other parties hereto, letters of credit, funds withheld by the other parties hereto, or a combination thereof as required by applicable law or regulation to permit the other parties hereto to obtain credit for such reinsurance upon the request of the other parties hereto if a penalty would accrue to the other parties hereto on their statutory annual statement without such funding. The pool member shall have the option of determining the method of funding to be utilized.
     16.2. The pool member shall promptly notify the other parties hereto of any loss of license or authorization or other change or condition which may affect the ability of the other parties hereto to obtain credit for such reinsurance.
17. GOVERNMENTAL APPROVAL
     This Agreement is conditional upon obtaining any required approval of applicable governmental insurance regulatory authorities.
18. ENTIRE AGREEMENT; NO PROFIT GUARANTEE
     This Agreement represents the entire agreement and understanding among the parties with respect to the subject matter hereof. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist or are contemplated to be legally binding among the parties. This Agreement provides no guarantee of profit, directly or indirectly, from the assuming company to the ceding company or from the ceding company to the assuming company. This Agreement may be executed in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, as of the effective date hereof.
LIBERTY MUTUAL INSURANCE COMPANY

/s/ John D. Doyle
Name:	John D. Doyle
Title:	Vice President and Comptroller
Signature Date: 6/17/05
GOLDEN EAGLE INSURANCE CORPORATION

/s/ James F. Dore
Name:	James F. Dore
Title:	Senior Vice President and Chief Financial Officer
Signature Date: 6/21/05

AMENDMENT NO. 1
(the “Amendment”)
TO
REINSURANCE AGREEMENT
(the “Agreement”)
by and between
LIBERTY MUTUAL INSURANCE COMPANY, a Massachusetts stock insurance company (“Liberty Mutual” or the “assuming company”), and GOLDEN EAGLE INSURANCE CORPORATION (“Golden Eagle” or the “ceding company”); (hereinafter together called the “Parties”).
WHEREAS, the Parties entered into the Agreement for Golden Eagle to cede 100% of Golden Eagle’s risks which are classified as Workers’ Compensation according to the terms of the Agreement, originally effective as of 12:01 A.M., Boston time, January 1, 2004.
WHEREAS, the Parties deem it necessary to amend certain provisions of the Agreement with respect to settlement of amounts due between them.
NOW, THEREFORE, the Parties hereto agree to amend the Agreement, as follows:
Section 6 of the Agreement is amended and restated as follows: The first sentence of Section 6 is deleted in its entirety and replaced with the following:
The net amount owed by each company to the other under this Agreement shall he determined no less frequently than on a quarterly basis; and such amount shall be paid on presentation of invoice covering settlement within 45 days after the end of the calendar quarter to which the determination applies.
IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to the Agreement, effective as of the 31st day of December, 2007 to be executed by their respective duly authorized officers.

Golden Eagle Insurance Corporation	San Diego Insurance Company

/s/ James F. Dore By: James F. Dore Its: Chief Financial Officer	/s/ James F. Dore By: James F. Dore Its: Chief Financial Officer